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                                                                    EXHIBIT 99.3

eMachines(TM)                                              For Immediate Release


                 eMachines Announces Senior Executive Changes

IRVINE, Calif.--February 26, 2001--eMachines(TM), Inc. (NASDAQ:EEEE), the third largest vendor of desktop PCs sold through U.S. retailers, today announced that Wayne R. Inouye will join the company as President, Chief Executive Officer and a member of the Board of Directors on March 5, 2001. In order to assure a smooth transition, Stephen A. Dukker will continue in his current capacity through March 4, 2001.

Paul Lee, Chairman of eMachines' Board of Directors, thanked Dukker for his contributions to eMachines: "I have had the privilege of working closely with Stephen since we founded eMachines in 1998, and am grateful to him for his tireless efforts, contributions and dedication to launching and building eMachines and its award-winning product line. We wish him nothing but the best."

Stephen Dukker, a founder of eMachines, is credited with the successful launch of the eTower(TM) personal computer, the market's first branded $399 PC that has enabled numerous consumers to buy either their first computer or multiple PCs for use in the home or small-office/home office. Commenting on Inouye's appointment, Dukker said: "I have worked with Wayne for several years. I appreciate his drive and commitment to excellence, and have considerable confidence in his ability to carry the company forward with vision, leadership and focus."

Inouye, 48, has numerous years of senior executive experience with prominent retail companies. He most recently served as Senior Vice President of Computer Merchandising for Best Buy Co., Inc., a position he held since 1995.
Previously, Inouye held the position of Vice President of Merchandising for The Good Guys! where he served for nine years.

"It is a true honor to succeed Stephen, who as one of the founders has been central to the creation and development of the eMachines brand," said Inouye. "I am excited to take on this challenge, and look forward to working with the senior management team to capitalize on the exciting opportunities that lie ahead for eMachines."

                                    -more-
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eMachines Announces Senior Executive Changes                         Page 2 of 2


About eMachines, Inc.

eMachines, Inc. (NASDAQ:EEEE) is a leading provider of Internet-enhanced, low-cost, high-value, personal computers, and of Internet advertising, portal and software distribution services. Founded in September 1998, eMachines began selling its low-cost `eTower' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and has maintained this number three market share position since that time. Since inception, eMachines has shipped more than 3.5 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers who have registered their PCs with eMachines is a first-time PC owner, providing the company's advertising partners with a unique opportunity to introduce themselves to new online consumers before many of them have developed strong Internet brand loyalties. The company's Web site is located at http://www.e4me.com.
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Press/Investor Contact:
Pattie Adams, eMachines, Inc.
408/945-1364
padams@emachinesinc.com; http://www.e4me.com
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